Exhibit 10.23

STOCK OPTION GRANT

Dear Brad Miles (the “Option Holder”),

As per the Agreement dated January 22, 2013, as amended, between Lightlake Therapeutics Inc. (the “Company”) and you, you have been granted options (the “Options”) to purchase common stock (the “Common Stock”) of the Company (with each share of Common Stock of the Company, a “Share”) as follows:

Date of Grant:	March 19, 2015

Exercise Price per Share:	US$15.00

Total Number of Shares Granted:	32,000

Total Exercise Price:	Cashless exercise

Type of Options:	Non-Qualified Stock Options

Expiration Date:	March 18, 2020

Termination Period:
These Options may be exercised for a period of five (5) years from the Date of Grant.  You are responsible for keeping track of this exercise period. The Company will not provide further notice of such period.

Transferability:	These Options may not be transferred, except as permitted by applicable laws and regulations.

Restriction on Exercise:
Your ability to exercise these Options is contingent on your and your officers, agents, and representatives keeping confidential information shared with you and your officers, agent, and representatives confidential and complying with all applicable laws and regulations.

Vesting:	100% on the Date of Grant.

Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Options in the event of a stock split, recapitalization, change of control and fundamental transaction. Upon the exercise of these Options, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise.

Exhibit 10.23

Exercise of these Options shall occur by your: (i) surrendering the exercised Options at the then current official address listed in securities filings of the Company together with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit B), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the following email addresses: roger.crystal@lightlaketherapeutics.com and kevin.pollack@lightlaketherapeutics.com.

By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.

Brad Miles	LIGHTLAKE THERAPEUTICS INC.

/s/ Brad Miles	/s/ Kevin Pollack
Optionee	Name: Kevin Pollack Title: Chief Financial Officer